October 8, 2014


Securities and Exchange Commission
450 Fifth Street  N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President - General Counsel
Angela Hilt, Vice President - Corporate Secretary & Associate General Counsel Stephanie Tang, Corporate Counsel
Cheryl Brice, Assistant Secretary and Legal Specialist


Sincerely,

/s/ Matthew Laszlo
Name:  Matthew Laszlo
Title:    SVP - Chief Customer Officer